KELLWOOD COMPANY (NYSE:KWD) ELECTS

BEN B. BLOUNT, JR. NEW BOARD MEMBER

St. Louis, MO September 6, 2005 - Kellwood has elected Ben B. Blount, Jr. to the Company’s Board of Directors, according to Robert C. Skinner, Jr., president and chief executive officer.

Blount, a seasoned executive in the apparel industry for more than 40 years, most recently served as executive vice president, finance, planning and administration, and chief financial officer; and director of Oxford Industries. He retired in 2004. Over the span of his career with Oxford, he made innumerable contributions to the company’s development.

Blount briefly left Oxford in 1982 to become president of Kayser-Roth Apparel, a group of 18 apparel, textile and hosiery companies owned by Gulf & Western Industries. He rejoined the Oxford team in 1986 as executive vice president, planning and development and was elected to the Board of Directors in 1987. He was named chief financial officer in 1995.

“We are extremely pleased to add Ben to our Board of Directors and look forward to benefiting from his insight, guidance, and strong financial knowledge,” commented Skinner.

With a distinguished career, Blount has served the industry through participation in industry organizations. He is a member of the Dean’s Advisory Board for the School of Human Sciences at Auburn University, past member of the Technical Advisory and Marketing Committees of the American Apparel and Footwear Association, and the Editorial Advisory Board of Apparel Industry Magazine.

Blount’s election to the Board raises the number of Kellwood directors to ten: eight independent directors and two management directors. He will become a member of the audit committee.

ABOUT KELLWOOD

Kellwood (NYSE:KWD), is a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

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MEDIA CONTACT: Donna Weaver, Vice President Corporate Communications, 212.329.8072 or donna.weaver@kellwood.com.